EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-259928) on Form S-3 and registration statements (Nos. 333-267645, 333-221964, and 333-194943) on Form S-8 of our reports dated February 21, 2023, with respect to the consolidated financial statements of 2U, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
McLean, Virginia
February 21, 2023